EXHIBIT 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

December 16, 2010

Interline Brands, Inc.

701 San Marco Boulevard

Jacksonville, Florida 32207

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Interline Brands, Inc., a New Jersey corporation (the “Company”), Interline Brands, Inc., a Delaware corporation (the “Parent Guarantor”), and the guarantors listed on Schedule I hereto (each a “Subsidiary Guarantor” and together with the Parent Guarantor, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of the Company’s $300 million aggregate principal amount of 7.00% Senior Subordinated

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter that is contained in this document.

Notes due 2018 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $300 million aggregate principal amount of 7.00% Senior Subordinate Notes due 2018 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors.  The Exchange Notes and the Guarantees will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of November 16, 2010, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     the Registration Statement;

2.     the Indenture and the related Guarantees included therein, including as an exhibit thereto the form of Exchange Note, included as Exhibit 4.1 to the Registration Statement; and

3.     the Registration Rights Agreement, dated as of November 16, 2010 (the “Registration Rights Agreement), among the Company, the Guarantors and the initial purchasers named therein, included as Exhibit 4.3 to the Registration Statement. In addition, we have examined:  (i) such corporate and limited liability company records of the Guarantors that we have considered appropriate, including a copy of the certificate of incorporation or certificate of formation, as applicable and in each case as amended, and by-laws or limited liability company agreement, as applicable and in each case as amended, of each Guarantor certified by the Guarantors as in effect on the date of this letter and copies of resolutions of the board of directors, the Offering Committee of the Parent Guarantor or the members, as applicable, of each Guarantor relating to the issuance of the Exchange Notes and the Guarantees, each certified by the Guarantors; and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.  We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to or included in the Indenture, as the case may be, and that any information omitted from such form will be properly added. With regards to certain matters of state law, we have relied, with the Company’s permission, upon the opinion of Dechert LLP, filed as Exhibit 5.2 to the Registration Statement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.             When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.             When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Schedule I

Subsidiary Guarantors

1.              Wilmar Holdings, Inc., a Delaware corporation

2.              Wilmar Financial, Inc., a Delaware corporation

3.              Glenwood Acquisition LLC, a Delaware limited liability company